Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter of Fiscal 2014

SG&A Expenses Decrease by 23% from the Year-Ago Quarter and by 16% Sequentially
Backlog Stands at $17.5 Million Compared to $16.4 Million as of March 31, 2013

Center Valley, PA – November 14, 2013 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results for the second quarter and first six month period of fiscal year 2014, the periods ended September 30, 2013.

Financial Summary

•	Second quarter fiscal 2014 revenues were $5.2 million, reflecting a decrease of $2.9 million or 36% from $8.1 million reported for the second quarter last year
•
Selling, general and administrative expenses for the second quarter of fiscal 2014 decreased by 23% or $0.4 million to $1.5 million from $1.9 million in the same quarter last year.  Sequentially, SG&A expenses decreased by 16% from $1.8 million for the quarter ended June 30, 2013

•	Net loss for the second quarter of fiscal 2014 was ($0.8) million compared to a net loss of approximately ($45,000) in second quarter of last year
•	Revenues for the first six months of fiscal 2014 were $12.3 million reflecting a decrease of $2.9 million or 19% compared to $15.2 million for the first six months of the prior year
•	Selling, general and administrative expenses for the first half of fiscal 2014 decreased by 17% or $0.7 million to $3.2 million from $3.9 million in the same quarter last year.
•	Net loss for the first half of fiscal 2014 was ($2.2) million compared to a net loss of ($751,000) for the first half of the prior fiscal year

“This was a challenging quarter for us, as legacy issues continued to impact our operations, customer order mix and our financial results,” commented Len Anthony, TechPrecision’s Executive Chairman. “Our entire management team is working to put these legacy issues and associated contract losses behind us. We remain upbeat about the potential inherent opportunities in each of the verticals we serve, and quotation activity remains high. We are optimistic that we will eliminate the drag on earnings from contract losses in the near term, and see more normalized production volumes and margins as we move into calendar 2014. Subsequent to the end of the quarter, we received an $8.1 million purchase order for volume production of sapphire chambers for an existing customer, and this order will help fill existing capacity at our Ranor facility.”

“Our cost reduction initiatives are already producing results,” continued Mr. Anthony. “Sequentially, SG&A expenses decreased 16%. We continue to target profitability by the end of the fiscal year, positioning us for a significantly improved fiscal 2015.”

Second Quarter 2014 Results

For the three months ended September 30, 2013, sales decreased 36% or $2.9 million to $5.2 million from $8.1 million in the year-ago period and decreased $1.9 million or 27% sequentially from $7.1 million in the first fiscal quarter of 2014. Gross margin was 14.0%, or $0.7 million gross profit, in the second fiscal quarter of 2014 compared to a gross margin of 24.0%, or $1.9 million gross profit, in the same period last year. This sequentially compares with a gross profit of $0.4 million and 5.9% gross margin for the quarter ended June 30, 2013. Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period.  Selling, general and administrative expenses for the quarter ended September 30, 2013 were $1.5 million as compared to $1.9 million for the quarter ended September 30, 2012.  Sequentially, selling general and administrative costs were 16% or $286,000 lower than selling, general and administrative expense reported for the quarter ended June 30, 2013.

Net loss was $(0.8) million or ($0.04) per basic and fully diluted share for the quarter ended September 30, 2013 as compared to a net loss of ($45,000) or ($0.00) per basic and fully diluted share for the quarter ended September 30, 2012.

Six Months Year-to-Date Financial Results

For the six months ended September 30, 2013, revenue decreased $2.9 million or 19% to $12.3 million from $15.2 million for the same period last year.   Revenues from the Company’s China subsidiary were $0.2 million during the first six months of fiscal 2014 compared with $1.6 million for the first half of last year. Gross margin for the first half of fiscal 2014 was $1.1 million or 9% compared to gross margin of $3.0 million or 20% for the first half of the prior year.  Gross profit for the six months ended September 30, 2013 was lower due contract losses of $1.5 million recognized during the period. Selling, general and administrative expenses for first half fiscal 2014 were $3.2 million as compared to $3.9 million for the same period in 2012, reflecting a decrease of $670,000 or 17% over the previous year. Net loss was ($2.2) million or ($0.11) per share basic and fully diluted for the year-to-date period as compared to a net loss of ($751,000) or ($0.04) per share basic and fully diluted share for the same six month period last year.

The Company completed the first half of fiscal 2014 with a backlog of $17.5 million compared to a backlog of $16.4 million at March 31, 2013 and $26.1 million at September 30, 2012.  The Company’s backlog at September 30, 2012 included $1.9 million of orders for production from its China subsidiary while its backlog at September 30, 2013 included only $0.8 million for production from its China subsidiary.   On November 13, 2013, the Company received an $8.1 million purchase order for the production of sapphire furnaces with deliveries scheduled through the first half of calendar year 2014.

Balance Sheet

At September 30, 2013, TechPrecision had working capital of $1.6 million as compared with working capital of $3.1 million at March 31, 2013, a decrease of $1.5 million. Cash used by operations was ($0.62) million for the six months ended September 30, 2013 as compared to cash provided by operations of $78,000 for the six months ended September 30, 2012. As of September 30, 2013, the Company had $1.53 million in cash and cash equivalents, down $1.54 million compared to the balance at March 31, 2013. Stockholders’ equity decreased 19% to $8.2 million compared to $10.1 million at March 31, 2013.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on November 14, 2013. To participate in the live conference call, please dial 1-888-846-5003 five to 10 minutes prior to the scheduled conference call time.  International callers should dial 1-480-629-9856. When prompted by the operator, mention Conference Passcode 4649186.

A replay will be available for one week starting on Thursday, November 14, 2013, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4649186.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=106805.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern,  our ability to change the composition of our revenues and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,532,026	$3,075,376
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2013 and 2012	2,690,517	4,330,637
Costs incurred on uncompleted contracts, in excess of progress billings	5,064,036	4,298,293
Inventories- raw materials	355,168	354,516
Income taxes receivable	374,030	374,030
Current deferred taxes	255,765	255,765
Other current assets	1,388,393	1,578,484
Total current assets	11,659,935	14,267,101
Property, plant and equipment, net	6,907,282	7,300,248
Total assets	$18,567,217	$21,567,349
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,247,729	$2,537,060
Contract loss provision	1,697,975	270,172
Accrued expenses	803,961	1,604,752
Accrued taxes payable	232,624	232,624
Deferred revenues	677,907	253,813
Short-term debt	--	500,000
Current maturity of long-term debt	5,418,227	5,784,479
Total current liabilities	10,078,423	11,182,900
Long-term debt, including capital leases	43,532	31,108
Noncurrent deferred taxes	255,765	255,765

Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
5,532,998 shares issued and outstanding at September 30, 2013 and March 31, 2013,
(liquidation preference of $1,576,904 at September 30, 2013 and March 31, 2013)	1,310,206	1,310,206
Common stock -par value $.0001 per share, authorized, 90,000,000 shares
issued and outstanding, 19,956,871 shares at September 30, 2013 and March 31, 2013	1,996	1,996
Additional paid in capital	5,290,840	5,076,552
Accumulated other comprehensive loss	(101,210)	(221,418)
Retained earnings	1,687,665	3,930,240
Total stockholders’ equity	8,189,497	10,097,576
Total liabilities and stockholders’ equity	$18,567,217	$21,567,349

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30		Six months ended September 30
	2013	2012	2013	2012
Net sales	$5,195,795	$8,078,552	$12,292,487	$15,224,291
Cost of sales	4,468,523	6,140,187	11,144,972	12,180,487
Gross profit	727,272	1,938,365	1,147,515	3,043,804
Selling, general and administrative	1,484,487	1,924,079	3,254,569	3,924,599
(Loss) income from operations	(757,215)	14,286	(2,107,054)	(880,795)
Other income, expense	6,985	2,558	(567)	2,511
Interest expense	(67,646)	(74,394)	(137,773)	(154,485)
Interest income	(794)	1,188	2,819	2,881
Total other expense, net	(61,455)	(70,648)	(135,521)	(149,093)
Loss before income taxes	(818,670)	(56,362)	(2,242,575)	(1,029,888)
Income tax benefit	--	(11,342)	--	(278,599)
Net loss	$(818,670)	$(45,020)	$(2,242,575)	$(751,289)
Net loss per share (basic)	$(0.04)	$(0.00)	$(0.11)	$(0.04)
Net loss per share (diluted)	$(0.04)	$(0.00)	$(0.11)	$(0.04)
Weighted average number of shares outstanding (basic)	19,956,871	18,696,846	19,956,871	18,614,112
Weighted average number of shares outstanding (diluted)	19,956,871	18,696,846	19,956,871	18,614,112

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,242,575)	$(751,289)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	478,902	415,429
Stock based compensation expense	214,287	282,719
Deferred income taxes	--	(282,020)
Provision for contract losses	1,427,803	83,196
Changes in operating assets and liabilities:
Accounts receivable	1,644,073	219,289
Costs incurred on uncompleted contracts, in excess of progress billings	(765,743)	(948,192)
Inventories – raw materials	1,283	(202,361)
Other current assets	180,499	61,199
Taxes receivable	--	553,070
Other noncurrent assets	--	88,126
Accounts payable	(1,295,237)	664,632
Accrued expenses	(682,920)	(1,036,974)
Deferred revenues	423,547	931,453
Net cash (used in) provided by operating activities	(616,081)	78,277

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(53,941)	(75,109)
Net cash used in investing activities	(53,941)	(75,109)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(875,278)	(683,928)
Net cash used in financing activities	(875,278)	(683,928)
Effect of exchange rate on cash and cash equivalents	1,950	(3,969)
Net decrease in cash and cash equivalents	(1,543,350)	(684,729)
Cash and cash equivalents, beginning of period	3,075,376	2,823,485
Cash and cash equivalents, end of period	$1,532,026	$2,138,756

 ###